Exhibit 99.1

Bowne & Co., Inc.
55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871

NEWS RELEASE
Investor Relations Contact:	Media Contact:
John J. Walker	Pamela Blum
SVP & Chief Financial Officer	Corporate Communications Manager
212-658-5804	212-658-5884
john.walker@bowne.com	pamela.blum@bowne.com

FOR IMMEDIATE RELEASE
BOWNE & CO. REPORTS FIRST QUARTER 2008 RESULTS
Gross Profit of $71 Million
Announces $50 Million in Annualized Cost Reductions
NEW YORK, May 12, 2008— Bowne & Co., Inc. (NYSE: BNE), a global leader in shareholder and marketing communications services, today announced profitable first quarter operating results in a difficult capital markets environment. The Company also announced additional cost reduction initiatives, the benefits of which will be realized in 2008 and beyond.
Revenue was $208.8 million in the first quarter of 2008 compared to $212.0 million in the first quarter of 2007, a decline of $3.2 million, or 2%.  Operating income was $2.9 million in the first quarter of 2008 compared to $12.5 million in the same 2007 period.  Income from continuing operations was $1.8 million, or $0.07 per diluted share, compared to $10.2 million, or $0.32 per diluted share, in the first quarter of 2007. Net income was $1.2 million compared to $10.7 million for the same period last year.  Total diluted earnings per share, including discontinued operations, were $0.05 per share in the 2008 first quarter compared to $0.34 per share for the comparable period in the prior year.
In the first quarter of 2008, the Company generated gross profit of $71 million, with a 34% gross margin contribution, compared to $82 million and a 39% gross margin contribution in the prior year period. Segment profit was $12.6 million in the first quarter of 2008 compared to $21.9 million in first quarter of 2007.  Segment profit margin in the first quarter of 2008 was 6.1%, compared to 10.3% in the first quarter of 2007.
Pro forma income from continuing operations totaled $3.6 million in the first quarter of 2008 compared to $7.9 million in the first quarter of last year, resulting in diluted earnings per share of $0.13 in the first quarter of 2008 compared to $0.25 in the comparable 2007 period. (See page 9, Pro Forma Supplemental Income Information for a reconciliation of these non-GAAP financial measures to our Condensed Consolidated Statements of Operations.)
“We earned $71 million in gross profit during the first quarter despite the significant downturn in the capital markets,” said David J. Shea, Chairman and Chief Executive Officer.  “We believe our recent strategic acquisitions, combined with our ongoing efforts to diversify our revenue stream and reduce costs, will benefit us as we manage through this challenging environment. We are confident that pursuing this strategy will significantly improve our profitability in the second half of this year and beyond.”
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Additional comments on the operating results in the first quarter of 2008 are provided below.
Revenue:
Capital markets services revenue, formerly referred to as transactional revenue, was $50.3 million in the first quarter, which is $12.0 million, or 19%, lower than the comparable 2007 period, and the lowest quarterly level since 2003.  This decline is directly related to the overall decline in capital market activity, with filings decreasing 33% and priced IPOs decreasing 54%, as compared to the first quarter of 2007. Overall capital market activity in the first quarter of 2008 was at its lowest level in the past six years. The decline in the Company’s capital markets services revenue was partially offset by a $2.4 million increase in revenue from Bowne Virtual Dataroom™ (VDR). VDR revenue, which is now reported as part of capital markets services revenue, was $3.0 million in the first quarter of 2008 compared to $0.6 million in the comparable quarter of 2007.
Shareholder reporting services revenue, which includes compliance reporting, investment management services and translations services revenue, increased 4%, or $4.1 million, to $105.5 million during the quarter ended March 31, 2008, compared to $101.5 million in the comparable quarter of 2007.  Compliance reporting revenue increased approximately 5%, investment management services revenue increased 3% and translations services revenue increased 6%.  Compliance reporting revenue increased as a result of the addition of new clients, including revenue from our Pure Compliance® service offering.  The increase in revenue from investment management services is primarily the result of revenue gained through the acquisition of GCom2 Solutions, Inc. (GCom) in February 2008.
Marketing and business communications services revenue increased $6.7 million, or 18%, to $43.5 million during the first quarter of 2008, compared to $36.7 million in the same period last year.  The increase in revenue is primarily due to revenue contributions from the acquisition of Alliance Data Mail Services (Alliance).
Together, the acquisitions of Alliance and GCom contributed approximately $10.6 million in revenue during the first quarter. As previously noted, diversifying Bowne’s revenue stream has been a strategic goal during the past several years and the revenue contributions from the acquisitions of Alliance and GCom will continue to support this objective.
Segment Profit:  The decline in revenue from capital markets is the primary driver of the $9.3 million reduction in segment profit in the first quarter of 2008. Additionally, the Company is in the early stages of integrating the strategic acquisitions it made in the fourth quarter of 2007 and the first quarter of 2008. The Company expects it will begin to realize the benefits of synergies and cost reductions related to these acquisitions in the third quarter of 2008 and should realize annualized cost savings of approximately $13 million from the integration of these two businesses. The segment profit reported in the first quarter of 2008 includes a loss of approximately $0.4 million from the operations of these acquired businesses.
As previously announced, the Company completed two strategic acquisitions to date in 2008.
On February 29th, the Company acquired the assets and operating business of GCom for $45 million in cash. GCom is a leading provider of proprietary financial administration and reporting software and solutions to the global investment management industry.  With annual revenue of approximately $25 million, GCom offers a robust, innovative suite of scalable software products that provide investment administrators easy-to-use, intuitive solutions, while addressing their reporting and shareholder communication challenges. GCom operates in the United States, the United Kingdom, Ireland and Luxembourg.
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On April 9th, the Company acquired the digital print business of Rapid Solutions Group (“RSG”) for $14.5 million in cash.  RSG is a provider of end-to-end solutions for marketing and business communications clients in the financial services and health care industries, enabling Bowne to further expand its presence in those verticals.  RSG has annual revenue of approximately $40-$45 million.  Its operations in Melville, New York and Mt. Prospect, Illinois will be integrated into Bowne’s distributive print platform.
The annual revenue from the acquisitions completed in 2008, coupled with the acquisition of Alliance completed in November 2007, is expected to result in revenue of approximately $90-$100 million annually.  The revenue from these acquisitions supports the Company’s strategy to diversify its revenue and decrease its dependency on the capital markets.  They also provide the Company with the ability to realize significant synergies and cost savings by integrating these three businesses into Bowne’s existing operations during the second quarter.  It is estimated that these acquisitions will generate incremental annualized segment profit of approximately $25-$30 million.
Bowne announces $50 million in annualized cost reductions.
The Company continually reviews its business, manages its costs and aligns its resources with market demand, especially in light of the volatility of the capital markets and the resulting variability in capital markets revenue. As a result, the Company took several steps over the last several years to reduce fixed costs, eliminate redundancies and better position the Company to respond to market pressures or unfavorable economic conditions.
Bowne announced today that it is implementing initiatives to target $50 million in annualized cost reductions in 2008 as part of its continued focus on improving its cost structure.   The cost reductions include the elimination of a total of approximately 650 positions, or approximately 15% of the Company’s total headcount. These cost reductions, which the Company expects to substantially complete in the second quarter, result from the following actions:
▪	a reduction in the Company’s workforce, resulting in annualized cost savings of approximately $21 million.

▪	the continuation of the 2007 cost reduction initiatives that are underway, resulting in approximately $9 million of annualized cost savings.

▪	the integration and transition of recently acquired businesses, resulting in an estimated $20 million of annualized cost savings.
Each of these three initiatives is further described below.
During the second quarter of 2008, the Company initiated a reduction in force as it continues to rationalize its resources and in response to the downturn in capital market activity.  This includes the elimination of approximately 250 positions, excluding the impact of staff reductions associated with the integration of recent acquisitions.  The reduction in workforce is enterprise-wide and includes a broad range of functions as well as the continued consolidation of manufacturing operations to create a robust platform that includes digital and offset printing, binding, mail distribution and fulfillment capabilities. The annual cost savings as a result of these efforts are expected to approximate $21 million, with the savings in 2008 expected to approximate $11 million. Bowne estimates that the restructuring charges related to these actions will result in a second quarter 2008 pre-tax charge of approximately $8 to $9 million.
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The cost savings measures implemented in 2006 and 2007 were designed to eliminate $35 million in costs over a three-year period.  In the first two years of the three-year program, approximately $28 million in annual cost reductions were achieved.  In 2008, Bowne expects to eliminate an additional $9 million in costs, which are estimated to result in annual savings of approximately $37 million over the three-year period, exceeding the original target.  These actions are a continuation of initiatives put into place in 2007, including the full year benefit of the conversion to a cash balance pension plan, the reduction in our annual lease cost at our corporate headquarters and the integration of certain manufacturing facilities completed in the second half of 2007.
In addition, the Company continues to work on the integration of Alliance, GCom and RSG, and should realize approximately $20 million in annual cost savings, with 2008 savings of approximately $12 million. The cost savings primarily represent reductions in force of approximately 400 positions and the consolidation of manufacturing facilities. These cost reduction efforts are already underway, and the majority should be substantially completed by the end of the second quarter of 2008.
Balance Sheet and Cash Flow:  For the quarter ended March 31, 2008, cash and marketable securities decreased $73.1 million from December 31, 2007.  This decline reflects the funding of $47.1 million related to the acquisition of GCom in February 2008, $3.9 million in capital expenditures and the normally high seasonal working capital usage in the first quarter.  Net cash used in operating activities was $36.4 million for the quarter ended March 31, 2008, compared to $10.5 million for the quarter ended March 31, 2007.
Average days sales outstanding improved to 67 days for the quarter ended March 31, 2008 from 68 days for the quarter ended March 31, 2007.  Work-in-process inventory was $28.2 million at March 31, 2008 compared to $34.4 million at March 31, 2007.  As of March 31, 2008 the Company had $21 million outstanding under its $150 million five-year senior, unsecured revolving credit facility that expires in May 2010.
Business Outlook: Given the volatility in the capital markets and the nature of the Company’s business, it is not adjusting its annual guidance. This is consistent with the Company’s policy of not adjusting annual guidance unless it believes the actual results will be materially outside the range provided. The Company expects overall operating performance will be in the range of the full-year guidance previously provided in March.
Forward-Looking Statements:  The Company notes that forward-looking statements of future performance made in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the Company’s services, new technological developments, competition and general economic or market conditions, particularly in the domestic and international capital markets.
Bowne & Co., Inc. will hold its earnings conference call to review its 2008 first quarter results on Tuesday, May 13, 2008, at 11 a.m. Eastern Time. To join the Webcast, log on to http://www.bowne.com. To access the call via telephone, please dial (877) 407-8033 (domestic) or (201) 689-8033 (international), conference ID # 282957.
About Bowne & Co., Inc.
Bowne & Co., Inc. (NYSE: BNE) provides shareholder and marketing communications services around the world. Dealmakers rely on Bowne to handle critical capital markets communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 3,400 employees in 60 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.
[Tables follow]

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Operations
(unaudited)

	For the Quarters Ended March 31,
(in thousands, except per share information)	2008	2007
Revenue	$208,767	$212,022
Expenses:
Cost of revenue	(138,163)	(129,898)
Selling and administrative	(57,962)	(60,194)
Depreciation	(6,630)	(7,007)
Amortization	(588)	(333)
Restructuring, integration and asset impairment charges[1]	(2,555)	(2,110)

	(205,898)	(199,542)

Operating income	2,869	12,480
Interest expense	(1,509)	(1,322)
Other income, net	766	279

Income from continuing operations before income taxes	2,126	11,437
Income tax expense[2]	(313)	(1,253)

Income from continuing operations	1,813	10,184
Net (loss) income from discontinued operations	(578)	495

Net income	$1,235	$10,679

Earnings per share from continuing operations:
Basic	$0.07	$0.35
Diluted	$0.07	$0.32
(Loss) earnings per share from discontinued operations:
Basic	$(0.02)	$0.02
Diluted	$(0.02)	$0.02
Total earnings per share:
Basic	$0.05	$0.37
Diluted	$0.05	$0.34
Weighted-average shares outstanding:
Basic	27,051	28,757
Diluted[3]	27,820	33,253
Dividends per share	$0.055	$0.055

[1]	2008 includes approximately $1.1 million in costs related primarily to the integration of the acquisitions of Alliance Data Mail Services (November 2007) and GCom[2] Solutions (February 2008). 2007 includes approximately $1.0 million of charges related to the integration of the January 2007 acquisition of St Ives Financial.

[2]	In 2007, the Company recorded a tax benefit of $3.6 million related to a refund of federal income taxes and interest thereon, as a result of the completion of an IRS audit and the amendment of our 2001 federal income tax return, and the related reduction in liability.

[3]	Includes the potential dilution from the Convertible Subordinated Debt of 4,058,445 shares for the quarter ended March 31, 2007. In addition, net income used in the calculation of diluted earnings per share has been adjusted to reflect the addition of interest expense, net of tax, related to the Convertible Debt. These shares are not included in the diluted share count for the quarter ended March 31, 2008 since the effect would be anti-dilutive.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Balance Sheets

	Mar. 31,	Dec. 31,
	2008	2007
(in thousands)	(unaudited)
Assets
Cash and cash equivalents	$23,566	$64,941
Marketable securities	7,096	38,805
Accounts receivable, net	175,655	134,489
Inventories	37,296	28,789
Prepaid expenses and other current assets	47,609	43,198

Total current assets	291,222	310,222

Property, plant and equipment, net	127,779	121,848
Goodwill and other intangibles, net	80,074	45,451
Other assets	33,746	31,896

Total assets	$532,821	$509,417

Liabilities and Stockholders’ Equity
Current portion of long-term debt and capital lease obligations [1]	$75,881	$75,923
Accounts payable and accrued liabilities	134,012	125,350

Total current liabilities	209,893	201,273

Long-term debt and capital lease obligations	22,709	1,835
Deferred employee compensation	34,731	36,808
Deferred rent and other	19,213	19,022
Stockholders’ equity	246,275	250,479

Total liabilities and stockholders’ equity	$532,821	$509,417

[1]	As a result of the redemption/repurchase features of the Company’s $75 million Convertible Subordinated Debentures in October 2008, this debt is classified as current debt as of March 31, 2008 and December 31, 2007.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Quarters Ended March 31,
(in thousands)	2008	2007
Cash flows from operating activities:
Net income	$1,235	$10,679
Net loss (income) from discontinued operations	578	(495)
Depreciation and amortization	7,218	7,340
Asset impairment charges	—	130
Changes in assets and liabilities, net of acquisitions, discontinued operations and certain non-cash transactions	(44,250)	(26,751)
Net cash used in operating activities of discontinued operations	(1,204)	(1,435)

Net cash used in operating activities	(36,423)	(10,532)

Cash flows from investing activities:
Purchase of property, plant and equipment	(3,942)	(3,165)
Purchase of marketable securities	(5,000)	—
Proceeds from the sale of marketable securities and other	31,628	25,471
Acquisition of businesses, net of cash acquired	(47,134)	(12,414)

Net cash (used in) provided by investing activities	(24,448)	9,892

Cash flows from financing activities:
Payments of capital lease obligations	(277)	(260)
Proceeds from borrowings under revolving credit facility	21,000	—
Proceeds from stock options exercised	10	666
Payment of dividends	(1,447)	(1,608)
Purchase of treasury stock	—	(12,981)
Other	210	—

Net cash provided by (used in) financing activities	19,496	(14,183)

Net decrease in cash and cash equivalents	$(41,375)	$(14,823)
Cash and Cash Equivalents—beginning of period	64,941	42,986

Cash and cash equivalents—end of period	$23,566	$28,163

BOWNE & CO., INC.
(NYSE: BNE)
Segment Information
(unaudited)
During the first quarter of 2008, the Company has been realigned to operate as a unified company and no longer operates as two separate business units. As such, the Company now has one reportable segment, which is consistent with how the Company is structured and managed. The results of operations for the three months ended March 31, 2008 and 2007 reflect this current presentation.
Management uses segment profit to evaluate Company performance. Segment profit is defined as gross margin (revenue less cost of revenue) less selling and administrative expenses. Segment performance is evaluated exclusive of interest, income taxes, depreciation, amortization, restructuring, integration and asset impairment charges, and other expenses and other income. Segment profit is measured because management believes that such information is useful in evaluating the Company’s results relative to other entities that operate within our industy. Our segment profit is also used as the primary financial measure for purposes of evaluating financial performance under the Company’s annual incentive plan.

	For The Quarters Ended March 31,
(in thousands)	2008	2007
Capital markets services revenue	$50,314	$62,330
Shareholder reporting services revenue:
Compliance reporting	53,448	51,029
Investment management	48,066	46,655
Translation services	4,033	3,788

Total shareholder reporting services revenue	105,547	101,472
Marketing & business communications services revenue	43,480	36,741
Commercial printing and other revenue	9,426	11,479

Total revenue	208,767	212,022
Cost of revenue	(138,163)	(129,898)

Gross margin	70,604	82,124
Selling and administrative expenses	(57,962)	(60,194)

Segment profit	$12,642	$21,930

BOWNE & CO., INC.
(NYSE: BNE)
PRO FORMA SUPPLEMENTAL INCOME INFORMATION
Reconciliation to Condensed Consolidated Statements of Operations
(unaudited)
Pro forma supplemental income information, which is not prepared in accordance with generally accepted accounting principles, excludes restructuring, integration and asset impairment charges and tax benefits associated with tax refunds. The Company believes that the presentation of this supplemental information is useful to investors to evaluate performance in comparison to prior year’s results. This pro forma supplemental information is an alternative to, and not a replacement measure of, operating performance as determined in accordance with generally accepted accounting principles.

	For the Quarters Ended March 31,
(in thousands, except per share information)	2008	2007
Net income from continuing operations	$1,813	$10,184
Add back: (net of pro forma tax effect)
Restructuring, integration and asset impairment charges[1]	1,740	1,298

Tax benefit associated with tax refunds received and related reduction of tax liability[2]	—	(3,594)

Income from continuing operations, pro forma	$3,553	$7,888

Earnings per share from continuing operations:
Basic	$0.07	$0.35
Diluted	$0.07	$0.32
Earnings per share from continuing operations—pro forma:
Basic	$0.13	$0.27
Diluted	$0.13	$0.25
Weighted-average shares outstanding:
Basic	27,051	28,757
Diluted[3]	27,820	33,253

[1]	In 2007, restructuring, integration and asset impairment charges of $2.5 million is net of a tax benefit of $0.8 million. In 2007, the restructuring, integration and asset impairment charges of $2.1 million is net of a tax benefit of $0.8 million.

[2]	In 2007, the Company recorded a tax benefit of $3.6 million related to a refund of federal income taxes and interest thereon, as a result of the completion of an IRS audit and the amendment of our 2001 federal income tax return, and the related reduction in liability.

[3]	The weighted-average diluted shares outstanding used to calculate the pro forma EPS for the quarter ended March 31, 2007 includes the potential dilution from the Convertible Subordinated Debt of 4,058,445 shares. Net income used in the calculation of diluted earnings per share has been adjusted to reflect the addition of interest expense, net of tax, related to the convertible debt. The diluted share count for the quarter ended March 31, 2008 does not include the potential dilution from the Convertible Debt shares since the effect would be anti-dilutive.
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